                                   Exhibit 11


                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11

                    CALCULATIONS OF EARNINGS (LOSS) PER SHARE


                                                           June 30, 1997              June 30, 1996         June 30, 1995
                                                          --------------              -------------         --------------
Net Income (Loss)                                         $   (1,300,095)             $   1,706,967         $    1,278,476
                                                          ---------------             -------------         --------------
Average Shares Issued                                             31,873                     31,873                 31,873
Average Net Effect of Dilutive Stock
  Options Based on the Treasury Stock
  Method                                                           6,092                      7,003                  5,247
Less:  Average Treasury Stock                                     (3,698)                    (3,698)                (3,698)
                                                          ---------------             --------------        ---------------
Total Stock and Stock Equivalents                                 34,267                     35,178                 33,422
                                                          ===============             ==============        ===============
Earnings (Loss) Per Share                                 $       (37.94)              $      48.52          $       38.25
                                                          ===============             ==============        ===============
